EXHIBIT 99.1

United-Guardian Reports 20% Earnings Increase

HAUPPAUGE, N.Y., Nov. 12, 2009 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that earnings reached a record level for the first nine months of 2009, increasing 20% over last year to $2,992,420 ($0.60 per share) from $2,487,057 ($0.50 per share) in the same period in 2008. Earnings for the 3 months ended September 30, 2009 increased 22% to $1,081,748 ($0.22 per share) from $911,494 ($0.18 per share) in the third quarter of 2008. Net sales for the 9-month period were up 8% compared with last year, primarily due to an increase in sales of the company's medical lubricant products, which increased by 41%. Net sales for the 3-month period were down slightly (3%) as a result of a shifting of sales of the company's pharmaceutical products into the first six months of the year, due to a price increase that was implemented in the second quarter of 2009.

Ken Globus, President of United-Guardian, stated, "As a result of our having been able to negotiate a new supply contract for our most significant raw material, we have been able to reduce our cost of sales for the 9-month period from 44% to 40%, and for the 3-month period from 46% to 39%, which has resulted in a significant increase in earnings for both the 3- and 9-month periods. We continue to weather the economic downturn better than many other companies, which we attribute to our large customer base and the varied uses and broad distribution of our products. Having recently introduced a number of new personal care and medical products, we are hopeful that we will be able to continue to increase our sales and earnings despite the challenging economic climate."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                      RESULTS FOR THE NINE AND THREE MONTHS ENDED
                       SEPTEMBER 30, 2009 and SEPTEMBER 30, 2008
                                     (UNAUDITED)

                       NINE MONTHS ENDED         THREE MONTHS ENDED
                         SEPTEMBER 30,              SEPTEMBER 30,
                       2009         2008         2009         2008
                       ----         ----         ----         ----

 Net sales          $10,281,426  $ 9,500,563  $ 3,393,139  $ 3,498,325
                    -----------  -----------  -----------  -----------

 Costs and expenses   6,076,136    6,149,536    1,858,838    2,260,725
                    -----------  -----------  -----------  -----------
  Income from
   operations         4,205,290    3,351,027    1,534,301    1,237,600
                    -----------  -----------  -----------  -----------

 Other income           274,430      352,530       89,347      112,894
                    -----------  -----------  -----------  -----------
  Income from
   operations
   before income
   taxes              4,479,720    3,703,557    1,623,648    1,350,494

 Provision for
  income taxes        1,487,300    1,216,500      541,900      439,000
                    -----------  -----------  -----------  -----------

  Net Income        $ 2,992,420  $ 2,487,057  $ 1,081,748  $   911,494
                    ===========  ===========  ===========  ===========

  Earnings per
   common share
   (Basic and
   Diluted)         $      0.60  $      0.50  $      0.22  $      0.18
                    ===========  ===========  ===========  ===========

Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900